EXHIBIT 99

EMC Insurance Group Inc. Announces Third Quarter
Operating Income and Combined Ratio Estimates and
Revises 2014 Operating Income Guidance

DES MOINES, Iowa (October 24, 2014) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that third quarter 2014 operating results were impacted by a higher than anticipated level of losses. Management anticipates that the Company will report third quarter 2014 operating income1 in the range of $0.11 to $0.15 per share, and that the GAAP combined ratio for the third quarter will be approximately 107.9 percent.

“We continue to benefit from rate increases implemented over the past several years; however, due to an increase in both large losses, stemming from auto accidents and many fires, and catastrophe and storm losses, third quarter results were below our expectations,” stated President and Chief Executive Officer Bruce G. Kelley. “The reinsurance segment is expected to report an unusually high GAAP combined ratio for the third quarter of approximately 121.5 percent, compared to 91.2 percent reported in 2013, while the property and casualty insurance segment is expected to report a GAAP combined ratio of 104.1 percent, compared to 103.9 percent in 2013.”

Large losses, which the Company defines as losses greater than $500,000 for the EMC Insurance Companies pool, excluding catastrophe and storm losses, increased to approximately $9.7 million, or $0.47 per share after tax, compared to $5.8 million, or $0.29 per share after tax, in the third quarter of 2013. The increase in large losses is primarily attributed to liability losses in the commercial auto line of business and fire-related losses in the commercial property line of business. Three commercial auto/umbrella losses accounted for over two-thirds of the commercial auto losses during the quarter.

Third quarter catastrophe and storm losses are expected to approximate $0.84 per share after tax, compared to $0.75 per share after tax in the third quarter of 2013. The increase is attributed to the reinsurance segment, which had a significant amount of additional losses reported on three events that occurred in the second quarter. One was a severe wind and hail storm in Europe that had no reported losses until the third quarter. The other two were severe Midwest storms that had higher levels of losses than estimated at the end of the second quarter. On a segment basis, catastrophe and storm losses are expected to total approximately $10.1 million, or $0.48 per share after tax, in the property and casualty insurance segment and $7.4 million, or $0.36 per share after tax, in the reinsurance segment.

Based on actual results for the first nine months of 2014 and projections for the remainder of the year, management has revised its 2014 operating income guidance from the previous range of $2.00 to $2.25 per share to a revised range of $1.55 to $1.80 per share. The revised guidance is based on a projected GAAP combined ratio for the year of 102.6 percent, and a mid-to-high single digit increase in investment income. The projected GAAP combined ratio has a load of 10.8 percentage points for catastrophe and storm losses, which reflects a decrease of 0.4 percentage points from the previous load of 11.2 percentage points.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Cautionary Note Regarding Forward-Looking Statements:
The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.

The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•catastrophic events and the occurrence of significant severe weather conditions;
•the adequacy of loss and settlement expense reserves;
•state and federal legislation and regulations;

•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•rating agency actions;
•“other-than-temporary” investment impairment losses; and

•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe,” “expect,” “anticipate,” “estimate,” “project,” or similar expressions. Undue reliance should not be placed on these forward-looking statements. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions that it may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

¹The Company prepares its public financial statements in conformity with accounting principles generally accepted in the Unites States of America (GAAP). Operating income/loss is a non-GAAP financial measure, calculated by excluding net realized investment gains/losses from net income/loss. The Company’s calculation of operating income/loss may differ from similar measures used by other companies, so investors should exercise caution when comparing the Company’s measure of operating income/loss to the measure of other companies. Management’s projected operating income guidance is also considered a non-GAAP financial measure.

Management believes operating income/loss is useful to investors because it illustrates the performance of our normal, ongoing operations, which is important in understanding and evaluating our financial condition and results of operations. While this measure is consistent with measures utilized by investors to evaluate performance, it is not a substitute for the GAAP financial measure of net income/loss. Management also uses non-GAAP financial measures for goal setting, determining employee and senior management awards and compensation, and evaluating performance.